EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

Between

White Hawk Petroleum, LLC
(“Seller”)

And

Millennial PDP Fund IV, LP
(“Buyer”)

Effective November 1, 2013

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) dated December 20, 2013, is between White Hawk Petroleum, LLC, whose address is 4125 Blackhawk Plaza Circle, Suite 201A, Danville, California 94506 (“Seller”), and Millennial PDP Fund IV, LP, whose address is 5900 Memorial Drive, Suite 201, Houston, Texas 77007 (“Buyer”).  Seller and Buyer shall each sometimes be referred to herein as a "Party" and collectively as the "Parties".

Seller currently owns the working interests ("WI") and corresponding net revenue interests ("NRI") set forth in Exhibit "A" attached hereto and fully incorporated herein, in certain Assets (as defined below) in McMullen County, Texas.  Seller hereby agrees to sell and Buyer hereby agrees to purchase an UNDIVIDED FIFTY PERCENT (50%) of Seller's WI and corresponding NRI in the subject Assets for Two Million, Six-Hundred Forty-Eight Thousand, Eight-Hundred Twenty-Five Dollars ($2,648,825.00) (the “Purchase Price”) effective November 1, 2013 (“Effective Date”).  The undivided fifty percent (50%) of Seller's WI and NRI in the Assets to be conveyed to Buyer under the terms of this Agreement shall hereinafter be referred to as the "Conveyed Interests."

In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.           ASSETS. For purpose of this Agreement the word “Assets” – as more particularly described on Exhibit "A" – means the following (save and except for the Reserved Assets):

(a)           the leasehold estates created by the oil and gas leases described on Exhibit "A" (the “Leases”) together with any and all other rights, title and interests of Seller in the Leases and/or lands covered thereby (the "Lands"), including mineral interests, overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases, if any;

(b)           all rights-of-ways, easements, surface use agreements, permits and licenses appurtenant to the Leases, Wells, or Equipment (the “Surface Use Agreements”);

(c)           any and all oil and gas wells, salt water disposal wells, injection wells, and other wells and wellbores located on the Leases, Surface Use Agreements, and/or lands pooled or utilized therewith, whether producing, shut in, plugged, or temporarily or permanently abandoned (the “Wells”);

(d)           all natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons (including produced water and carbon dioxide) whether gaseous or liquids, produced from or attributable to the Leases, or Wells (the “Hydrocarbons”) after the Effective Date;

(e)           all personal property, fixtures, improvements and facilities appurtenant to the Leases, Surface Use Agreements, or Wells or used in connection with the ownership or operation of the Leases, Surface Use Agreements, or Wells or the production, treatment, sale or disposal of the Hydrocarbons, that are on the Lands or used or obtained in connection with the Lands and Leases or with the production, treatment, sale or disposal of all produced or attributable hydrocarbons or water and all other appurtenances (the “Equipment”);

(f)           all contracts, agreements and instruments by which any of the Leases, Surface Use Agreements, Wells, Hydrocarbons or Equipment are bound or which otherwise relate thereto (the “Contracts”);

(g)           all seismic, engineering and third party engineering reports, and geophysical data and well logs, in the possession of Seller, related to the Assets and which may be transferred to Buyer without violating any third party agreement; and

(h)           all records and files in the Seller’s possession relating to the Leases, Surface Use Agreements, Wells, Hydrocarbons, Equipment, and Contracts, including without limitations all lease files, land files, well files, drilling reports, contact files, division order files, abstracts and title opinions (the “Records”).

2.           RESERVED ASSETS.  Reserved Assets are reserved and excepted from the sale and conveyance of the Assets in favor of Seller, and mean all of Seller’s rights, title and interests in and to the following:

(a)           revenues, accounts receivable, including third party recoveries, arising out of, associated with, or relating to the Assets that are attributable to the period prior to the Effective Date; and

(b)           claims and rights relating to over payments or refunds of costs and expenses arising out of, associated with, or relating to the Assets that are attributable to the period prior to the Effective Date.

3.           PURCHASE PRICE ADJUSTMENTS.  This purchase is based on Seller owning the WI and NRI in the Leases and Wells reflected on the attached Exhibit "A".  If, at the time of Closing, Seller’s WI or NRI in any of the Assets is less than as shown on Exhibit "A", the Purchase Price will be ratably reduced and Buyer will be entitled to an adjustment in the Settlement Statement and the Final Settlement Statement.  The Purchase Price shall also be adjusted downwardly in respect of (a) the amount, if any, that Seller is overproduced as of the Effective Date, for the value of any Imbalances (as defined herein) in existence as of the Effective Date, and (b) proceeds received and retained by Seller (net of applicable Taxes and royalties) that are attributable to production from the Conveyed Interests in the Assets at or after the Effective Date.

In furtherance of the foregoing, and as part of the Settlement Statement and the Final Settlement Statement, Buyer and Seller agree that all revenues and property expenses related to the Assets will be apportioned between Buyer and Seller as of the Effective Date.  Accordingly, Seller shall be entitled to any production revenues or other amounts realized from and accruing to its interest in the Assets before the Effective Date, and shall be liable for the payment of all property expenses attributable to its interest in the Assets before the Effective Date; and Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Conveyed Interests in the Assets at or after the Effective Date, and shall be liable for the payment of all property expenses attributable to the Conveyed Interests in the Assets at or after the Effective Date.  Such apportionment shall be based on the date the expense or revenue accrued to the Assets and not the date of the invoice for the same.

4.           TITLE.  Upon Closing, Buyer shall have completed its due diligence review of the Assets.  Seller and Buyer agree and accept the WI and NRI set forth on the Exhibit "A" attached to this Agreement as accurate and complete.  Seller further represents and covenants that:

(a)           Seller’s ownership of the Assets is such that, with respect to a Lease or Well listed on Exhibit "A" hereto, it (i) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such Lease or Well which is the NRI decimal share set forth on Exhibit "A", (ii) causes Seller to be obligated to bear a WI decimal share of the cost of operation of such Lease or Well equal to the decimal share set forth on Exhibit "B";

(b)           Seller’s ownership of the Assets is not subject to a valid lien other than (i) liens which will be released at or before Closing, (ii) a lien for taxes not yet delinquent, or (iii) a lien under an operating agreement or similar agreement which relates to expenses incurred but not yet due and payable;

(c)           Seller’s ownership of the Assets is not subject to a preferential right to purchase, unless an appropriate tender of the applicable interest has been made by Seller to the party holding such right and the period of time required for such party to exercise such right has expired without such party exercising such right;

(d)           To the best of Seller's knowledge, the Assets are not in material violation of any Environmental Laws.  As used in this Agreement, the term “Environmental Laws” means any and all applicable laws pertaining to human health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Assets are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended  (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended (“SARA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, and the Occupational Safety and Health Act, as amended (“OSHA”), and any applicable state, tribal, or local counterparts.  The terms “hazardous substance”, “release”, and “threatened release” shall have the meanings specified in CERCLA; the terms “solid waste,” “hazardous waste,” and “disposal” shall have the meanings set out in RCRA; provided, however, that to the extent the laws of the state in which the Assets are located are applicable and have established a meaning for “hazardous substance”, “release”, “threatened release”, “solid waste”, “hazardous waste”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws; or

(e)           To the best of Seller's knowledge, no Asset is affected by any pending threatened and/or probable suit, action or other proceeding before any court, tribunal or government agency, wherever located, that in the good faith opinion of Buyer, could result in a material loss or impairment of Seller’s title to any portion of the Asset, or a portion of the value thereof.

5.           FORM OF ASSIGNMENTS.  Seller’s assignments and conveyances (“Assignment”) of the Conveyed Interests in the Assets, shall be on the form of instrument attached hereto and incorporated herein as Exhibit "B", and shall specifically assign and convey to Buyer the Conveyed Interests in the following:

(a)           the quantum of WI and NRI of Seller in the Leases  and Wells shown on Exhibit "A";

(b)           all of Seller’s rights, title, and interests in the Leases and Lands covered thereby, and Wells shown on Exhibit "A"; and

(c)           all of Seller's rights, title and interests whatsoever, except the Reserved Assets, in and to the Assets described herein.

6.           TAX PRORATION.  Ad valorem taxes attributable to the Assets shall be prorated between the Seller and Buyer at Closing, to the Effective Date and adjusted accordingly in the Settlement Statement and Final Settlement Statement.

7.           CLOSING AND CLOSING COVENANTS.

(a)           Execution of this Agreement and Closing shall occur simultaneously on or before December 20, 2013 (“Closing” or “Closing Date”), unless extended by agreement in writing signed by the Parties.  At the Closing, the Seller will execute and deliver the Assignments covering the Assets, and Buyer will pay the Purchase Price in immediately available funds to Seller or to the Seller’s intermediary designated by Seller to Buyer in writing at the address, telefax, or e-mail address set forth below.

(b)           Seller hereby represents and covenants that prior to the Closing Date, unless Buyer has provided its written consent, Seller has not made or approved any purchase or sale of equipment, the drilling, re-working or plugging back of any well, or the removal of any equipment from the Leases, or approved an authority for expenditure which creates a financial obligation in connection with the assets in excess of Ten Thousand Dollars ($10,000.00).  Following Closing, any authority for expenditure ("AFE") received by Seller related to the Conveyed Interests in the Assets shall be delivered to Buyer within two (2) business days.

8.           ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION.

8.1           ASSUMPTION OF OBLIGATIONS.

(a)           Seller shall perform, discharge, and be solely responsible for all duties, obligations, liabilities, claims, costs and expenses, including court costs and attorney’s fees, accruing, arising out of or in connection with the ownership or operation of the Assets on or before the Effective Date (hereinafter called the “Liabilities as of the Effective Date”).  Seller shall release, indemnify and hold harmless, Buyer, its officers, directors, employees, agents, insurers, and representatives, from and against any and all Liabilities as of the Effective Date.

(b)           Buyer shall perform, discharge, and be solely responsible for all duties, obligations, liabilities, claims, costs and expenses, including court costs and attorney’s fees, accruing, arising out of or in connection with the ownership or operation of the Conveyed Interests in such Assets after the Effective Date (hereinafter called the “Liabilities after the Effective Date”).  Buyer shall release, indemnify and hold harmless, Seller, their officers, directors, employees, agents, insurers, and representatives, from and against any and all Liabilities after the Effective Date.

8.2           INDEMNIFICATION BY SELLER.

Seller shall defend, indemnify, save, and hold Buyer, its officers, directors, employees, agents, insurers, and representatives (“Buyer Indemnified Persons”) harmless from and against any and all claims, actions, suits, proceedings (including any by shareholders), damages, liabilities and expenses (including reasonable expenses to investigate a claim) incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (collectively a “Claim”) with respect to the Assets, which (i) accrue or relate to any time  period prior to the Effective Date and/or (ii) are incurred or suffered as a result of (A) the failure of any representation or warranty made by Seller to be true as of the Closing Date, or (B) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement, but excluding expenses incurred by Buyer with respect to the purchase of the Assets by Buyer.

8.3           INDEMNIFICATION BY BUYER.

Buyer shall defend, indemnify, save, and hold Seller its officers, directors, employees, agents, insurers and representatives (“Seller Indemnified Persons”), harmless from and against all claims, actions, suits, proceedings (including any by shareholders), damages, liabilities and expenses (including reasonable expenses to investigate a claim) incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (collectively a “Claim”) with respect to the Conveyed Interests in the Assets, which (i) accrue or relate to any time period after the Effective Date and/or (ii) are incurred or suffered as a result of (A) the failure of any representation or warranty made by Buyer to be true as of the Closing Date, or (B) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement, but excluding expenses incurred by Seller with respect to the sale of the Conveyed Interests in the Assets to Buyer.

8.4           LIMITATIONS ON LIABILITY AND INDEMNIFICATION.

The Parties' Liabilities and Indemnifications set forth in this Section 8 shall be limited to an aggregate amount equal to the Purchase Price set forth herein.  All of the Parties’ Indemnities set forth in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date.

9.           SELLER’S REPRESENTATIONS AND WARRANTIES.  Seller represents and warrants to Buyer, as of the Closing Date, as follows:

(a)           Seller is duly organized, validly existing and in good standing under the laws of the state or country of incorporation or other controlling authority or jurisdiction and has all requisite power and authority to carry on its business as currently conducted and to enter into this Agreement.  Any Seller who is an individual has all requisite power and authority to carry on his business as currently conducted and to enter into this Agreement.

(b)           To the knowledge of Seller, all material, valid laws, regulations, and orders of all governmental agencies and authorities having jurisdiction over the Assets have been and shall continue to be complied with until Closing.  As used in this Agreement, “knowledge of the Seller” or similar language shall mean the current actual knowledge of the employees and contractors of Seller as of the Closing Date who have been involved with operations of the Assets, after reasonable inquiry within the ordinary course of business, and Seller shall be deemed to have knowledge of any circumstance of which it or any of such employees or contractors have received notice.

(c)           To the best of Seller's knowledge, on the date hereof, no suit, action or other proceeding is pending before any court, tribunal, country or governmental agency to which Seller is a party and which might result in impairment or loss of Seller’s title to any part of the Assets or that might hinder or impede operation of the Assets or that might otherwise materially and adversely affect the value of the Assets and to the knowledge of Seller, no such suit, action or other proceeding is threatened.

(d)           Seller has full power and authority to enter into this Agreement and those documents contemplated by this Agreement to which Seller is a party (collectively, the “Seller Ancillary Agreements”), and to carry out the transactions contemplated hereby and thereby, and this Agreement and the Seller Ancillary Agreements are binding and enforceable against Seller in accordance with their respective terms.

(e)           Subject to Tyler Ranch Consent exception listed on Exhibit "C", all actions on the part of Seller necessary for the authorization, execution, delivery, and performance of this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been taken.  All resolutions, consents, approvals, qualifications, licenses, orders or authorizations, or filings with any government body and/or other controlling authority required in connection with the valid execution, delivery or performance of this Agreement and the Seller Ancillary Agreements by Seller, or the consummation of the transactions contemplated hereby and thereby by Seller, have been obtained or made.

(f)           This Agreement has been duly executed and delivered on behalf of Seller, and at Closing all documents and instruments required by this Agreement, to be executed and delivered by Seller, shall have been duly executed and delivered, subject to the Tyler Ranch Consent exception listed on Exhibit "C".  This Agreement does, and the documents and instruments shall, constitute legal and valid obligations of Seller.

(g)           The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller, and the consummation of any of the transactions provided for hereunder or thereunder, will not (i) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any assigned Leases, Surface Use Agreement and/or Contracts to which Seller is a party or any indenture or mortgage to which Seller is a party and would not reasonably be expected to impair Seller’s ability to perform its obligations hereunder, subject to the Tyler Ranch Consent exception listed on Exhibit "C"; (ii) to the knowledge of the Seller constitute a violation by Seller of any laws or governmental regulations applicable to the Seller or the Assets; (iii) result in the imposition of mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind (collectively, “Encumbrances”) on the Assets other than as otherwise expressly stated in this Agreement; or (iv) violate any provision of the charter or organizational documents of Seller.

(h)           Except for such items that are being held in suspense as permitted pursuant to applicable law, Seller has paid in all material respects all royalties, rentals, overriding royalties and other burdens on production due by Seller with respect to the Assets, and to the best of the Seller’s knowledge, all conditions necessary to keep the Leases in full force and effect have been performed.

(i)           To the best of Seller's knowledge, Exhibit “C” attached hereto and incorporated herein, identifies all material Contracts (the "Contracts") and, subject to the exceptions listed on Exhibit "C", each material Contract is in full force and effect, Seller is not in default under any material Contract and Seller has not received and has not given a notice of default under any material Contract that remains uncured.

(j)           Seller is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment, or any other arrangement or agreement, to deliver hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment.

(k)           The Contracts do not include (i) any non-competition agreements or agreements that purport to restrict, limit or prohibit the manner in which, Seller conducts business, including area of mutual interest provisions, (ii) any “tag along” or similar rights allowing a third party to participate in future sales of any of the Assets, or (iii) any Contracts with affiliates of Seller which remain in effect as of the Closing Date.

(l)           To the best of Seller’s knowledge, except as otherwise listed on Exhibit "C", no hydrocarbons produced from the Assets are subject to a sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons, and no person has any call upon, option to purchase, or similar rights with respect to the Assets or to the production from the Assets.

(m)           All ad valorem, property, production, severance, excise, and similar taxes and assessments based on or measured by the Seller’s ownership of Assets, the production of hydrocarbons, or the receipt of proceeds from the Assets that have become due and payable have been properly and timely paid, and all income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good-faith by appropriate proceedings.

(n)           Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility.

(o)           To the best of the Seller’s knowledge, no suit, action, or other proceeding is pending or threatened before any court, tribunal, governmental agency or other controlling authority and no cause of action exists that relates to the Assets or that might result in impairment or loss of Seller's title to any portion of the Assets, the value of the Assets, or that might hinder or impede the operation or enjoyment of the Leases.

(p)           To the best of the Seller’s knowledge, the Assets entitle Seller to receive not less than the undivided interests set out on Exhibit "A" as NRI in and to all hydrocarbons produced, saved, and marketed from or attributable to the Assets and all Wells located on or attributable to the Assets through the plugging, abandonment and salvage of such Wells.  As of the Closing Date, Seller's obligation to bear costs and expenses relating to the development of and operations on the Leases, Lands, and Wells is not, and shall not be, greater than the WI set out on Exhibit "A".

(q)           Except as otherwise listed on Exhibit "C", Seller is entitled to receive from all purchasers of production from the Assets at least the NRI set out on Exhibit "A" without suspense or any indemnity other than standard division order provisions.  Seller is currently paying the operator of the Assets for the development and operation of the Assets no more than the WI share set out on Exhibit "A", and Seller is current on all joint interest and/or other billings, costs and expenses pertaining to the development and operation of Assets as of the Effective Date.

(r)           To the best of the Seller’s knowledge, Seller has and is complying with all laws, rules, regulations, ordinances and orders of all local, state, and federal governmental bodies, authorities and agencies having jurisdiction over the Assets.

(s)           To the best of the Seller’s knowledge, all necessary plans for development, applications, inspection reports, certificates, and other instruments pertaining to environmental matters have been filed with the appropriate local, state, and federal governmental bodies, authorities and agencies and all permits necessary for the legal operation of the Assets in full compliance with all environmental laws, rules, regulations, ordinances and orders have been obtained.  To the best of Seller’s knowledge, Seller is in full compliance with all such laws, rules, regulations, ordinances, and orders.  To the best of Seller’s knowledge, no applications, reports, certificates, and other instruments filed with or furnished to any local, tribal, state, or federal governmental body, authority or agency contain any untrue statement of material fact, or omit any statement of material fact necessary to make the statements not misleading.

(t)           No portion of the Assets: (i) have been contributed to and/or are currently held by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code) of a tax partnership.  For purposes of this paragraph, a “tax partnership” is any entity, organization or group deemed to be a partnership within the meaning of §761 of the Internal Revenue Code (the “Code”) or any similar state or federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and of all similar provisions of state tax statutes or regulations by reasons of elections made, pursuant to §761(a) of the Code and all such similar state or federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions.

(u)           The assignment of Seller’s interest in the Assets to Buyer shall be made by special warranty of title as to any claims, liens and encumbrances arising by, through and under Seller, but not otherwise.

(v)           Except as otherwise listed on Exhibit "C", all debts, obligations, liabilities and bills attributable to the Assets as of the Effective Date have been paid and/or discharged in full.

(w)           Except for the Shannon 2H AFE, the Shannon 3H AFE and the Paul Peeler Lease (as defined below): (i) Seller has incurred no expenses, and has made no commitments to make expenditures (including any agreements that would obligate Buyer to make expenditures) in connection with the ownership or operation of the Assets at or after the Effective Date, other than with respect to routine operations performed in the ordinary course of operating the existing Wells, which operations are, individually, estimated to cost Ten Thousand Dollars ($10,000.00) or less, net to Seller’s interest, and (ii) no proposal or AFEs are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations on the assets for which consent is required under the applicable operating or unitization agreement, or to abandon any Wells, or to conduct any other operation on the Assets for which, in each such case, the estimated cost exceeds Ten Thousand Dollars ($10,000.00) net to Seller’s interest.

(x)           There are no Wells which are required to be plugged and abandoned at the present time under applicable governmental laws, rules and regulations or the terms of any Lease or agreement to which Seller is a party.

(y)           Except as otherwise listed on Exhibit "C", there are no preferential rights to purchase, and no consents to the assignment of the Assets, that are applicable or required to be obtained in connection with the Closing of this Agreement.  All consents listed on Exhibit "C" have been obtained by Seller prior to Closing or within the time prescribed under the terms of such consent requirements, whichever is the later date.

(z)           Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and is not an entity disregarded as separate from any other person within the meaning of Section 301.7701-3(a) of the regulations promulgated by the United States Department of the Treasury.

(aa)           To the best of the Seller’s knowledge, there are no Imbalances associated with the Assets as of the Effective Date.  “Imbalances”, as used in this Agreement, shall mean any imbalance at the wellhead between the amount of hydrocarbons produced from a well and allocated to the interests of Seller therein and the shares of production from the relevant well to which Seller was entitled, or at the pipeline flange between the amount of hydrocarbons allocated to Seller and the hydrocarbons actually delivered on behalf of Seller at that point.

(bb)           There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or its affiliates, and neither Seller nor any of its affiliates is insolvent or generally not paying its debts as they become due.

(cc)           Except as identified on Exhibits "A" and "C", none of the Leases or any Contract contain express provisions obligating Seller to drill any wells (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

10.           BUYERS REPRESENTATIONS AND WARRANTIES.  Buyer represents and warrants to Seller, as of the Effective Date and Closing Date, as follows:

(a)           Buyer is a Texas limited partnership duly formed, validly existing, and in good standing under the laws of the state of incorporation.  Buyer is duly qualified to transact business in the state or province of its formation and in each other jurisdiction where such qualification is necessary, except where the absence of such qualification would not have a material adverse effect on Buyer’s ability to perform this Agreement or any document contemplated by this Agreement to which Buyer is a party (the "Buyer Ancillary Agreements").  Buyer has full power and authority to carry on Buyer’s business as it is currently being conducted and to lease and use the properties leased and used by Buyer in Buyer’s business.

(b)           Buyer has full power and authority to enter into this Contract and the Buyer Ancillary Agreements, and to carry out the transactions contemplated hereby and thereby, and that each of this Agreement and the Buyer Ancillary Agreements are binding and enforceable against Buyer in accordance with their respective terms.

(c)           All action on the part of Buyer necessary for the authorization, execution, delivery, and performance of this Agreement and the Buyer Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, has been taken.  All consents, approvals, qualifications, licenses, orders or authorizations, or filings with any government body required in connection with the valid execution, delivery or performance of this Agreement and the Buyer Ancillary Agreements by Buyer, or the consummation of the transactions contemplated hereby and thereby by Buyer, have been obtained or made.

(d)           The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer, and the consummation of any of the transactions provided for hereunder or thereunder, will not (i) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any contract, agreement, indenture, mortgage or lease to which Buyer is a party or by which Buyer or Buyer’s businesses are bound, (ii) to Buyer’s knowledge, constitute a violation by Buyer of any law or government regulation applicable to Buyer, or (iii) violate any provision of the charter and other organizational documents of Buyer.  As used in this Agreement, “knowledge of the Buyer” or similar language shall mean the current actual knowledge of the Buyer as of the Closing Date, after reasonable inquiry within the ordinary course of business.

(e)           Buyer has sufficient funds on hand or available from investor commitments to consummate the transactions contemplated under this Agreement and the Buyer Ancillary Agreements, including the funding of the Purchase Price.

11.           PLACE OF CLOSING.  The Closing shall be held at Seller's offices in the Woodlands, Texas, on the Closing Date, or as otherwise agreed to by the Parties.

12.           CLOSING OBLIGATIONS.  At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller and Buyer shall execute, acknowledge and deliver the Assignments and any and all Seller Ancillary Agreements or Buyer Ancillary Agreements necessary to assign the Assets to Buyer in sufficient counterparts to facilitate recording;

(b)           Seller and Buyer shall execute, acknowledge and deliver such additional Assignments as are required by any federal or state agency with respect to the transfer of the Assets to Buyer;

(c)           Seller and Buyer shall, in conjunction with executing this Agreement, execute an agreed Settlement Statement prepared by Seller based on estimates if final information is not available and, on the date of Closing, Buyer shall deliver the Purchase Price by wire transfer in immediately available federal funds pursuant to instructions provided by Seller through the Settlement Statement;

(d)           Seller and Buyer shall execute, acknowledge and deliver disbursement transfer orders or letters in lieu thereof, directing all buyers of production to make payment to Buyer of proceeds attributable to production from the Conveyed Interests in the Assets assigned to Buyer on and after the Effective Date; and

(e)           Seller and Buyer will each deliver to the other corporate resolutions or appropriate documentation authorizing execution of this Agreement.

13.           OBLIGATIONS AFTER CLOSING.

(a)           Allocation of Revenues.  Seller is entitled to all revenues from and/or which are attributable to the Assets that arise out of, are associated with, or relate to periods prior to the Effective Date.  Buyer shall be entitled to all such revenues that arise out of, are associated with, or relate to the Conveyed Interests for periods from and after the Effective Date.  Except for amounts accounted for in connection with the Settlement Statement, if either Party receives funds to which the other Party is entitled pursuant to this Agreement, such Party shall promptly, and in no event more than thirty (30) days after receipt, deliver such funds to the other Party.

(b)           Files and Records.  Within thirty (30) days after the Closing Date, Seller shall have delivered photocopies of the Records to Buyer. Seller shall have furnished photocopies of paper files of the Records to the extent they are maintained in the normal course of business. If any Records are maintained electronically, they shall have been delivered to Buyer in electronic format.

(c)           Recordation and Post-Closing Consents.  After Closing, Buyer shall be responsible for filing and recording the documents associated with assignment of the Conveyed Interests in the Assets to Buyer and for all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local authorities as required by law and in all applicable counties.  As soon as practicable after recording or filing, Buyer shall furnish to Seller copies of all such recorded filings.  Seller shall provide Buyer with a list of any necessary consents and approvals of governmental entities or authorities and/or other working interest owners, required to be obtained subsequent to transfer of title to the Conveyed Interests in the Assets, together with the contact information for each, and Buyer shall be responsible for obtaining all such consents and all costs and fees associated therewith.  Seller shall take all reasonable actions to assist Buyer in the matters presented in this section.

(d)           Confidentiality and Non-Competition.  Seller, on behalf of itself, its employees, officers, directors, representatives and affiliates (collectively called “Seller Restricted Persons”) shall not use, publish, disseminate or otherwise disclose, directly or indirectly any “Confidential Information” related to the operation, exploitation, and development of the Assets, Leases, and Wells to any third party without the prior written consent of Buyer.  As used herein, “Confidential Information” means any information which is currently held or hereafter acquired by Seller Restricted Person or is hereafter acquired, developed or used by the Buyer relating to business opportunities or geological, geophysical, engineering, operational, economic, financial, management or other aspects of the Assets, Wells, and Leases, whether oral or in written form, but shall exclude any information which has become part of common knowledge or understanding in the energy industry or becomes generally available to the public (other than from wrongful disclosure in violation of this Agreement or any other applicable agreement).

(e)           Post Closing Adjustments.  If necessary, not later than twenty (20) days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (“Final Settlement Statement”) setting forth each adjustment or payment not otherwise resolved under other provisions hereof and showing the calculation of such adjustments.  As soon as practicable after receipt of the Final Settlement Statement but not later than ten (10) days after such receipt, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement.  The Parties shall undertake to agree with respect to the amounts due pursuant to such Final Settlement Statement no later than sixty (60) days after the Closing Date.  In the event the Parties are unable to agree, any disputes shall be resolved in accordance with the dispute resolution procedures set forth herein.  The date upon which such agreement is reached or upon which the final Purchase Price is established, shall be herein called the “Final Settlement Date.”  Payment by Buyer or Seller, as appropriate, shall be made within five (5) days after the Final Settlement Date.

(f)           AFEs and Committed Costs.  Each Party shall (i) within five (5) days after the Closing Date, pay its share of the assessed amount of the Shannon 2H AFE which was delivered to Seller by notification letter from Sundance Energy, Inc. (the "Operator") dated November 5, 2013; (ii) within the required time, effectively elect into participation of the Shannon 3H pursuant to the Operator's AFE dated December 3, 2013; and (iii) within the required time, pay its share of the acquisition costs for the Oil and Gas Lease dated June 19, 2013, from Paul Peeler et al. covering 320 acres (the "Paul Peeler Lease") as referenced in the Operator's notice dated October 25, 2013.

14.           TAXES.

Seller shall bear all taxes and assessments, including excise taxes, severance or other production taxes, ad valorem and property taxes and any other federal, state or local taxes or assessments attributable to its ownership or operation of the Assets prior to the Effective Date; and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, no matter when received, belong to Seller.  Buyer shall bear all taxes and assessments, including sales taxes, excise taxes, severance or other production taxes, ad valorem and property taxes and any other federal, state or local taxes and assessments attributable to ownership or operation of the Conveyed Interests in the Assets on and after the Effective Date (excluding Seller’s income taxes); and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, belong to Buyer.  Ad valorem or property or other taxes based on revenue from the Assets shall apply to the tax year for which the tax rendition is issued and be prorated based on the percentage of the assessment period occurring before and after the Effective Date.  Actual amounts shall be accounted for in the Final Settlement Statement.  Each Party is responsible for filing any tax returns and handling payment of any tax due under the law during the period when it holds title to the Assets.

15.           MISCELLANEOUS.

15.1           Survival.  Unless otherwise stated herein, the indemnities, representations and warranties of the Parties shall survive Closing and expire in accordance with applicable statutes of limitation laws.

15.2           Schedules and Exhibits.  All schedules and exhibits to this Agreement are hereby incorporated by reference herein and constitute a part of this Agreement.

15.3           Expenses.  Each Party shall be solely responsible for expenses incurred in connection with this Agreement and shall not be entitled to reimbursement by the other Party.

15.4           Amendments.  This Agreement may only be amended by a written instrument executed by all Parties.

15.5           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

15.6           Notices.  All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when (a) personally delivered to the individual indicated below, (b) if delivered by facsimile or email or other electronic mail delivery or transmission to the individual indicated below, then on the day of transmission if received before 5:00 o’clock p.m. U.S. Central Standard Time or on the next business day after transmission if received after 5:00 o’clock p.m. U.S. Central Standard Time, or (c) if sent by registered or certified mail, postage prepaid, when received. Addresses for all such notices and communication shall be as follows:

If to Buyer:

Millennial PDP Fund IV, LP
5900 Memorial Drive, Suite 201
Houston, Texas 77007
Attention: Edward Andrew (Drew) Scoggins, Jr.
Telephone: (281) 694-4654
Fax: (281) 404-1669
Email: dscoggins@millennialenergy.com

with a copy to:

Attention: Michael P. Roth, Jr.
Email: mroth@millennialenergy.com

If to Seller:

White Hawk Petroleum, LLC
4125 Blackhawk Plaza Circle, Suite 201
Danville, CA 94506
Attention:	Clark R. Moore, General Counsel
Telephone:	(925) 271-9314
Fax:	(925) 403-0703
Email:	CMoore@PEDEVCO.com

with a copy to:

Attention:  Kelly Lian
Email:  KellyLian@mienergy.com.cn

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.7           Governing Law.  THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PROVISIONS; PROVIDED, HOWEVER, THAT NO LAW, THEORY, OR PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE WAIVER OF DAMAGES PROVIDED HEREIN, IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVER IS TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY.

15.8           Disputes; Venue.  All disputes arising out of or in connection with this Agreement, or any determination required to be made by the Parties as to which the Parties are unable to agree, shall initially be mediated in good faith in Houston, Texas.  Any matter to be submitted to mediation hereunder may be submitted to mediation by either Party.  If the Parties are unable to resolve their disputes by and in mediation, then either Party shall be entitled to litigate such disputes. THE PARTIES STIPULATE AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE TEXAS STATE DISTRICT COURTS SITTING IN HARRIS COUNTY, TEXAS WITH RESPECT TO ALL DISPUTES IN ANY WAY ARISING OUT OF, ASSOCIATED WITH OR RELATING TO THIS AGREEMENT.

15.9           Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.  No representations or agreements have been made or relied upon by either Party that are not expressly set forth herein.

15.10           Parties in Interest.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and, except as expressly provided herein, nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

15.11           Waiver of Damages.  Notwithstanding anything to the contrary contained herein, no Party shall be liable to the other for special, indirect, consequential, exemplary or punitive damages arising out of, associated with, or relating to this Agreement (including loss of profit or business interruptions, however same may be caused) and each Party hereby waives (on behalf of themselves and on behalf of the Seller, with respect to Seller, and the Buyer, with respect to Buyer) all claims for any such damages.  This section shall not prohibit a Party from recovering (a) direct damages for the other Party’s breach of this Agreement or (b) any damages it owes to a third party for which it is entitled to recovery under this Agreement.

15.12           Waivers.  Any failure by a Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the other Party or Parties to whom such compliance is owed.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

15.13           Further Assurances.  After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

15.14           Severability.  Invalidity of any provisions in this Agreement shall not affect the validity of this Agreement as a whole, and in case of such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

15.15           Not to be Construed Against Drafter.  Each Party has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice.  Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.

15.16           INDEMNITIES AND CONSPICUOUSNESS OF PROVISIONS.   EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE RELEASE, DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND COSTS (INCLUDING ATTORNEYS’ FEES AND COSTS OF LITIGATION) IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT.  The Parties agree that provisions of this Agreement in “ALL CAPS” or “bold” type satisfy any requirement of the “express negligence rule” and other requirement at law or in equity that provisions be conspicuously marked or highlighted.

15.17           Waiver of Consumer Rights.  As partial consideration for the Parties entering into this Agreement, each Party can and does hereby waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 et seq., Texas Business and Commerce Code, a law that gives consumers special rights and protection, and all other consumer protection laws of the State of Texas, or of any other state that may be applicable to this transaction, that may be waived by such Party.  It is not the intent of any Party to waive and neither Party does waive any law or provision thereof that is prohibited by law from being waived.  Each Party represents that it has had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and advice and after consultation with an attorney of its own selection voluntarily consents to this waiver, and understands the rights being waived herein.

15.18           No Partnership Created.  It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and neither Party is authorized to act as an agent or principal for the other Party with respect to any matter related hereto.

15.19           Counterpart Execution; Photo and Facsimile or Electronic Copies Deemed Original.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Any counterpart may be executed and delivered by facsimile or email.  A photo, email or facsimile copy of this Agreement and of any signature hereon is for all purposes deemed original.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first mentioned above.

Seller:

White Hawk Petroleum, LLC

By: _/s/ Andrew S. Harper___________

Name:   Andrew S. Harper
Title:     Chairman

Buyer:

Millennial PDP Fund IV, LP

By: Millennial Energy, LLC
Its: General Partner

By: /s/ Edward Andrew Scoggins, Jr._____

Name:   Edward Andrew Scoggins, Jr.
Title:     Managing Member

Exhibit "A"

Attached to and made a part of that certain Purchase and Sale Agreement dated effective November 1, 2013, by and between White Hawk Petroleum, LLC as Seller, and Millennial PDP Fund IV, LP, as Buyer.

LEASES

Leighton Prospect Deep Contract Area covers all depths in the following described 1,330.75 acres, more or less, below the stratigraphic equivalent of the base of the Olmos Formation (as defined herein):

1.           Oil and Gas Lease dated May 5, 2008, by and between Tyler Ranch Partners, Ltd., Lessor, to Texon E&P II Inc., Lessee, Memorandum of Oil and Gas Lease for said Lease being recorded under File Number 63686 in Volume 459, Page 493 of the Deed Records of McMullen County, Texas.

a.           Amendment to Oil and Gas Lease effective May 5, 2008, by Tyler Ranch Partners Ltd., Lessor, to Texon II E&P, Inc., Lessee, Amendment to Oil and Gas Lease being recorded under File Number 63874 in Volume 461, Page 334 of the Deed Records of McMullen County, Texas.

b.           Second Amendment to Oil and Gas Lease effective May 5, 2008, by Tyler Ranch Partners Ltd., Lessor to Texoz E&P II, Inc., Lessee, Second Amendment to Oil and Gas Lease being recorded under File Number 64205 in Volume 463, Page 374 of the Deed Records of McMullen County, Texas.
c.           Third Amendment to Oil and Gas Lease effective May 5, 2008, by Tyler Ranch Partners Ltd., Lessor, to Texoz E&P II, Inc., Lessee, Amendment to Oil and Gas Lease being recorded in Volume 3, Page 743 of the Official Records of McMullen County, Texas.

2.           Oil, Gas and Mineral Lease dated February 18, 2008, by and between Elizabeth V. Shannon, Trustee, et al, Lessor, to Texon E&P II, Inc., Lessee, a Memorandum of Oil, Gas and Mineral Lease for said Lease being recorded under File Number 63530 in Volume 458, Page 448 of the Deed Records of McMullen County, Texas.

3.           Oil and Gas Lease dated June 30, 2009, by and between Tyler Ranch Partners, Ltd., Lessor, and Texoz E&P II, Inc., Lessee, a Memorandum of Oil and Gas Lease for said lease being filed under File Number 65244, and recorded in Volume 473, Page 99 of the Deed Records of McMullen County, Texas.

a.           Amendment to Oil and Gas Lease effective June 30, 2009, by Tyler Ranch Partners Ltd., Lessor, to Texoz E&P II, Inc., Lessee, Amendment to Oil and Gas Lease being recorded in Volume 3, Page 739 of the Official Records of McMullen County, Texas.

4.           Oil, Gas and Mineral Lease dated July 7, 2009 by and between John Jefferson Peeler, et al, Lessor, to Texoz E&P II, Inc., Lessee, Oil, Gas and Mineral Lease being recorded in Volume 471, Page 357 of the Deed Records of McMullen County, Texas.

5.           Rights of Seller under that certain Letter Agreement, dated October 25, 2013, by and among Seller, Sundance Energy, Inc., Millennial PDP Fund II, LP, Perro Properties, LLC, Calriviera LLC, and Millennial Energy, LLC, regarding: (a) the offer to acquire interests in the Oil and Gas Lease dated June 19, 2013, from Paul Peeler et al. covering 320 acres in McMullen County, Texas (the "Paul Peeler Lease"); and (b) the proposed Amendment to the Elizabeth V. Shannon, Trustee, et al. ("Peeler Heirs") Lease dated February 18, 2008.

WELLS

Well Name	API #	County, State	Seller WI	Seller NRI	Conveyed WI	Conveyed NRI
Tyler Ranch EFS #1H	42-311-34266	McMullen, TX	7.939000%	5.954250%	3.969500%	2.977125%

Tyler Ranch EFS #2H	42-311-34542	McMullen, TX	7.939000%	5.954250%	3.969500%	2.977125%

Shannon EFS #1H	42-311-35393	McMullen, TX	7.939000%	5.954250%	3.969500%	2.977125%

Shannon EFS #2H AFE	42-311-35690	McMullen, TX	7.975291%	5.981468%	3.987646%	2.990734%

Shannon EFS #3H AFE	42-311-35745	McMullen, TX	8.003315%	6.002486%	4.001658%	3.001243%

Peeler EFS #1	42-311-34900	McMullen, TX	8.623600%	6.467700%	4.311800%	3.233850%

Peeler EFS #2	42-331-35446	McMullen, TX	8.623600%	6.467700%	4.311800%	3.233850%

THIS AGREEMENT IS INTENDED TO COVER, DESCRIBE AND ASSIGN THE CONVEYED INTEREST IN ALL LEASEHOLD INTEREST OWNED BY WHITE HAWK PETROLEUM, LLC IN MCMULLEN COUNTY, TEXAS, WHETHER ACCRUATELY DESCRIBED HEREIN OR NOT AND CONVEY ALL SUCH LEASEHOLD INTEREST TO MILLENNIAL PDP FUND IV, LP.

END OF EXHIBIT “A”

Exhibit "B"
(Attached and made part of that certain Purchase and Sale Agreement, dated effective as of November 1, 2013, by and between White Hawk Petroleum, LLC, Seller, and Millennial PDP Fund IV, LP, Buyer.)

NOTICE OF CONFIDENTIALITY RIGHTS:  IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS:  YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

This Assignment, Bill of Sale and Conveyance (this “Assignment”), dated as of December 20, 2013 (the “Closing Date”), but effective as of November 1, 2013 (“Effective Date”), is made by and between White Hawk Petroleum, LLC, with a notice address of 4125 Blackhawk Plaza Circle, Suite 201A, Danville, California 94506 (“Assignor”) and Millennial PDP Fund IV, LP, with a notice address of 5900 Memorial Drive, Suite 201, Houston, TX 77007 (“Assignee”).

For and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER AND DELIVER unto Assignee, subject to the terms and reservations hereof, an UNDIVIDED FIFTY PERCENT (50%) of Assignor's right, title and interest in and to:

(a)           the leasehold estates created by the oil and gas leases described on Exhibit “A” (the “Leases”) together with all other interests of Assignors in the Leases, and lands covered thereby (the “Lands”), including mineral interests, overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases and Lands, if any;

(b)           all rights-of-ways, easements, surface use agreements, permits and licenses appurtenant to the Leases, Lands, Wells, or Equipment (the “Surface Use Agreements”);

(c)           any and all oil and gas wells, salt water disposal wells, injection wells, and other wells and wellbores located on the Leases, Lands, Surface Use Agreements, and/or lands pooled or utilized therewith, whether producing, shut in, plugged, or temporarily or permanently abandoned (the “Wells”);

(d)           all natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons (including produced water and carbon dioxide) whether gaseous or liquids, produced from or attributable to the Leases, Lands, or Wells (the “Hydrocarbons”) after the Effective Date;

(e)           all personal property, fixtures, improvements and facilities appurtenant to the Leases, Surface Use Agreements, or Wells or used in connection with the ownership or operation of the Leases, Lands, Surface Use Agreements, or Wells or the production, treatment, sale or disposal of the Hydrocarbons (the “Equipment”);

(f)           all contracts, agreements and instruments by which any of the Leases, Surface Use Agreements, Wells, Hydrocarbons or Equipment are bound or which otherwise relate thereto (the “Contracts”);

(g)           all seismic, engineering and third party engineering reports, and geophysical data and well logs, in the possession of Assignor, related to the Assets and which may be transferred to Assignee without violating any third party agreement; and

(h)           all records and files in the Assignor’s possession relating to the Leases, Lands, Surface Use Agreements, Wells, Hydrocarbons, Equipment, and Contracts, including without limitation all lease files, land files, well files, drilling reports, contract files, division order files, abstracts and title opinions (the “Records”).

The undivided fifty percent (50%) of Assignor's right, title and interest in and to the properties described in Subparagraphs (a) through (h) set forth above (the "Properties"), being assigned to Assignee herein, shall hereinafter be referred to as the "Conveyed Interests."  Assignor's gross working interests ("WI") and net revenue interests ("NRI") in and to the Properties and the Conveyed Interests being assigned to Assignee are as set forth in Exhibit "A" attached hereto and fully incorporated herein.

It is the intent of Assignor to convey and this Assignment hereby conveys to Assignee, subject to the conditions herein contained, from and after the Effective Date, the Conveyed Interests, regardless of the omission of any lease or leases, lands, errors in description, any incorrect or misspelled names or any transcribed or incorrect recording references, and whether now owned or hereafter acquired.

TO HAVE AND TO HOLD all and singular the Conveyed Interests together with all rights, titles, interests, estates, remedies, powers and privileges thereunto appertaining unto Assignee and Assignee’s successors and assigns forever, subject to the following matters:

(a)           All valid and subsisting easements, rights-of-way, servitudes, permits, surface leases and other rights of record in respect of surface operations;

(b)           The terms and conditions of the Leases, which Assignee hereby expressly assumes and agrees to be bound; and

(c)           All rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority.

Assignor hereby warrants, to the extent of its ownership interests (including WI and NRI) in the Properties as shown on Exhibit A, that the Properties are free and clear of any outstanding mortgage, deed of trust, lien or encumbrance created by Assignor.

Assignor also hereby grants and transfers to Assignee, its successors and assigns the benefit of, and the right to enforce, the covenants and warranty, if any, which Assignor is entitled to enforce with respect to Assignor’s predecessors in title to the Properties and Conveyed Interests.

EXCEPT AS OTHERWISE PROVIDED HEREIN, ASSIGNOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OR REPRESENTATIONS WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ASSIGNOR'S RIGHT, TITLE OR INTEREST TO ANY OF THE PROPERTIES, AND ASSIGNEE HEREBY ACKNOWLEGES SUCH DISCLAIMER.

Upon and after the execution and delivery of this Assignment, Bill of Sale and Conveyance, Assignee will assume, pay and perform all the obligations, liabilities, and duties with respect to the ownership and (if applicable) operation of the Conveyed Interests that are attributable to periods on and after the Effective Date (the “Assignee’s Assumed Obligations”), except Assignee will not and does not assume nor is it responsible for Assignor’s Retained Obligations as defined below. The Assignee’s Assumed Obligations include without limitation:

(a)           Responsibility for payment of all operating expenses, joint interest billings, and capital expenditures attributable to the Conveyed Interests on and after the Effective Date;

(b)           Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, and all other orders and contracts to which the Conveyed Interests are subject, arising on and after the Effective Date;

(c)           Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Conveyed Interests are subject, arising on and after the Effective Date;

(d)           Responsibility for proper accounting for and disbursement of production proceeds from the Conveyed Interests attributable to periods on and after the Effective Date;

(e)           Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Conveyed Interests, and the procurement and maintenance of all permits required by public authorities in connection with the Conveyed Interests, arising on and after the Effective  Date; and

(f)           Responsibility for plugging and abandonment obligations attributable to the Conveyed Interests from and after the Effective Date.

After the execution and delivery of this Assignment, Bill of Sale and Conveyance, Assignor will retain, to the extent of its ownership interests in the Properties as reflected on Exhibit A, prior and up to the Effective Date, responsibility for all liabilities, losses, obligations, damages, costs, claims, expenses (including court costs and attorneys fees), and duties with respect to the ownership and (if applicable) operation of the Properties that are attributable to periods before the Effective Date (the “Assignor’s Retained Obligations”). The Assignor’s Retained Obligations include without limitation:

(a)           Responsibility for the payment of all operating expenses, joint interest billings, and capital expenditures related to the Properties and attributable to the period prior to the Effective Date;

(b)           Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, and all other orders and contracts to which the Properties are subject, arising prior to the Effective Date;

(c)          Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Properties are subject, that are attributable to periods before the Effective Date;

(d)           Responsibility for proper accounting for and disbursement of production proceeds from the Properties attributable to periods before the Effective Date;

(e)           Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Properties, and the procurement and maintenance of all permits required by public authorities in connection with the Properties prior to the Effective Date; and

(f)           Responsibility for plugging and abandonment obligations associated with the Properties arising prior to the Effective Date.

Assignor, to the extent of its ownership in the Properties as reflected on Exhibit A, hereby defends, indemnifies and holds Assignee and its successors and assigns harmless from and against any and all losses, costs, damages, liabilities, obligations, claims, settlement amounts, expenses (including out of pocket expenses and attorneys and other professionals fees) incurred or suffered  as a result of the failure of any representation or warranty of Assignor to be true, any claim which occurred, accrued or relates to periods prior to the Effective Date and the breach of any covenant or agreement made to be performed by Assignor under the “Agreement”, (as defined and incorporated below) and/or this Assignment, Bill of Sale and Conveyance.

In addition to this Assignment, Assignor shall execute, acknowledge, and deliver to Assignee, in a timely manner and without further consideration, any documents or instruments that Assignee may reasonably require, including, without limitation, further assignments or conveyances, deeds and consents to further evidence the assignment and conveyance of the Properties and/or Conveyed Interests by Assignor to Assignee.

This Assignment, Bill of Sale and Conveyance is expressly subject to that certain Purchase and Sale agreement, dated effective November 1, 2013, by and between Assignor and Assignee (above and hereafter the “Agreement”), the terms of which are incorporated herein by reference. In the event there is a conflict between any other terms contained in this Assignment and the Agreement, the terms of the Agreement will control.

This Assignment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Assignment, and all of which, when taken together, will be deemed to constitute one and the same Assignment.  A photo, email or facsimile copy of this signed Assignment and of any signature hereon is for all purposes deemed original.

This Assignment shall bind and inure to the benefit of Assignors and Assignee and their respective successors and assigns.

TO HAVE AND TO HOLD the Properties and Conveyed Interests,  together with all and singular the rights and appurtenances thereto in anywise belonging unto the said Assignee, Assignee’s successors and assigns forever; and Assignor does hereby bind Assignor, Assignor’s successors and assigns to WARRANT AND FOREVER DEFEND all and singular the  Conveyed Interests unto the said Assignee, Assignee’s successors and assigns, against every person whomsoever claiming or to claim the same or any part thereof, by, through and under Assignor, but not otherwise.

IN WITNESS WHEREOF, the undersigned have executed this instrument on the date of the acknowledgment annexed hereto, but effective for all purposes as of the Effective Date.

ASSIGNOR:

White Hawk Petroleum, LLC

By:
Name:  Andrew S. Harper
Title:    Chairman

ASSIGNEE:

Millennial PDP Fund IV, LP

By: Millennial Energy, LLC
Its: General Partner

By:
Name:  Edward Andrew Scoggins, Jr.
Title:    Managing Member

ACKNOWLEDGMENTS

STATE OF TEXAS                      §
        §
COUNTY OF                                §

This instrument was acknowledged before me on this 20th day of December, 2013, by Andrew S. Harper as Chairman of White Hawk Petroleum, LLC.

________________________________
Notary Public, State of Texas

Commission Expires:__________________

STATE OF TEXAS                      §
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COUNTY OF                                §

This instrument was acknowledged before me on this 20th day of December, 2013, by Edward Andrew Scoggins, Jr., as Managing Member of Millennial Energy, LLC, General Partner of Millennial PDP Fund IV, LP.

_______________________________
Notary Public, State of Texas

Commission Expires:__________________

END OF EXHIBIT “B”

Exhibit "C"

Attached to and made a part of that certain Purchase and Sale Agreement dated effective November 1, 2013, by and between White Hawk Petroleum, LLC as Seller, and Millennial PDP Fund IV, LP, as Buyer.

CONTRACTS

THE LEASES DESCRIBED ON EXHIBIT "A" ARE ALL SUBJECT TO:

1.           Gas Gathering Agreement dated October 1, 2008 by and between Regency Field Services LLC, Gatherer, and Aurora Resources Corporation, Producer.  No new gas gathering agreement provided to Seller following Sundance Energy, Inc.’s ("Sundance's") assumption of ownership and operatorship from Texoz E&P II, Inc.

2.           Gas Purchase Agreement dated October 26, 2010 by and between LT Gathering, LLC, Purchaser, and Texoz E&P II, Inc., Seller.  No new gas purchase agreement provided to Seller following Sundance’s assumption of ownership and operatorship from Texoz E&P II, Inc.

3.           Surface Use Agreement dated effective April 1, 2010 by and between Paul W. Peeler, on behalf of the various Surface Owners of the Peeler Ranch Road, and Texoz E&P II, Inc., Lessee.  No new surface use agreement provided to Seller following Sundance’s assumption of ownership and operatorship from Texoz E&P II, Inc.

4.           Operating Agreement dated August 1, 2010 between Aurora Resources Corporation, Texoz E&P II, Inc., Excellong Inc. and Global Petroleum Ltd.  No new operating agreement provided to Seller following Sundance’s assumption of ownership and operatorship from Texoz E&P II, Inc.

5.           Contract Operator Agreement dated February 27, 2009, but effective July 25, 2008, by and between Texoz E&P II, Inc. and Aurora Resources Corp.  No new operator agreement provided to Seller following Sundance’s assumption of ownership and operatorship from Texoz E&P II, Inc.

6.           AIPN Model Form Operating Agreement between Texoz E&P II, Inc, Excellong Inc. and Global Petroleum Ltd. regarding the Leighton and Mandurah Prospect dated August 1, 2010.  No new operating agreement provided to Seller following Sundance’s assumption of ownership and operatorship from Texoz E&P II, Inc.

7.           Partial Assignment of Oil and Gas Leases between Texoz E&P II, Inc, Excellong Inc. and Global Petroleum Ltd. regarding the assignment of a 15% interest in the Leighton Prospect and Mandurah Prospect dated November 30, 2010

8.           Partial Release of Oil and Gas Leases dated December 8, 2011, releasing depths 100 feet beneath the stratigraphic equivalent of the base of the Eagle Ford Shale Formation per lease agreement, as to the following Leases: (a) Lease dated May 5, 2008, from Tyler Ranch Partners, Ltd., recorded at Vol. 459, Page 493;  and (b) Lease dated June 30, 2009, from Tyler Ranch Partners, Ltd., recorded at Vol. 473, Page 99, McMullen County, Texas.
9.           Letter Agreement dated October 25, 2013, by and among Seller, Sundance Energy, Inc., Millennial PDP Fund II, LP, Perro Properties, LLC, Calriviera LLC, and Millennial Energy, LLC, regarding: (a) the offer to acquire interests in the Oil and Gas Lease dated June 19, 2013, from Paul Peeler et al. covering 320 acres in McMullen County, Texas (the "Paul Peeler Lease"); and (b) the proposed Amendment to the Elizabeth V. Shannon, Trustee, et al. ("Peeler Heirs") Lease dated February 18, 2008

10.           Pursuant to: (i) that certain Oil and Gas Lease dated May 5, 2008, by and between Tyler Ranch Partners, Ltd., Lessor, to Texon E&P II Inc., Lessee, as amended, and (ii) that certain Oil and Gas Lease dated June 30, 2009, by and between Tyler Ranch Partners, Ltd., Lessor, and Texoz E&P II, Inc., Lessee; Seller may not assign these leases without the written consent of the Lessor, which consent will not be unreasonably withheld.  Following the Closing Date, Buyer and Seller shall use commercially reasonable best efforts to obtain such assignment consent (the “Tyler Ranch Consent”) as soon as possible.

END OF EXHIBIT “C”